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                                                                    EXHIBIT 23.1


                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the AmeriSource Health Corporation 1999 Stock Option Plan, the AmeriSource Health Corporation 1999 Non-Employee Directors Stock Option Plan and the Amended and Restated C.D. Smith Healthcare, Inc. 1996 Equity Compensation Plan of AmeriSource Health Corporation of our report dated November 3, 1999 with respect to the consolidated financial statements and schedules of AmeriSource Health Corporation included in its Annual Report (Form 10-K) for the fiscal year ended September 30, 1999, filed with the Securities and Exchange Commission.


ERNST & YOUNG LLP



Philadelphia, Pennsylvania

December 22, 1999